UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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The ServiceMaster Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2006

Dear Shareholder:

I am pleased to invite you to attend the 2006 Annual Meeting of Shareholders of The ServiceMaster Company. We will hold the meeting at 8:00 a.m., Central Time, on Friday, May 5, 2006 at Chase Tower, Plaza Level S.E., 10 South Dearborn, Chicago, IL 60603.

At this year’s meeting we will elect three directors to the Class of 2009, consider approving a compensation plan, consider ratifying the selection of our independent auditors, consider two shareholder proposals which may be presented and report on our business. Our Annual Report to Shareholders for 2005 accompanies these proxy materials.

2005 was a year of solid accomplishment for the Company. On the performance side, we achieved solid revenue and earnings per share growth by making over 45 million service visits to our residential and commercial customers. Cash flow again substantially exceeded net income. We grew the top line in every business segment and two of our core businesses, Terminix and TruGreen ChemLawn, each surpassed $1 billion in sales for the first time. This was accomplished as we continued to strengthen our core capabilities and position the firm for future growth.

Your vote on the matters to be considered at the 2006 Annual Meeting is important, regardless of the size of your holdings. You may vote by marking, dating, signing and returning the enclosed proxy card in the envelope provided. Also, most registered and most beneficial shareholders may vote by toll-free telephone in the U.S. or Canada, or over the Internet by following the instructions on the enclosed proxy card. We urge you to vote your shares as soon as possible. In this way, you can ensure your shares will be represented and voted at the meeting, and you will spare ServiceMaster the expense of a follow-up mailing. Even if you vote before the meeting you may still attend the meeting and vote in person.

Sincerely,

Jonathan P. Ward
Chairman and Chief Executive Officer

THE SERVICEMASTER COMPANY

NOTICE OF ANNUAL MEETING

To be held May 5, 2006

TO THE SHAREHOLDERS OF THE SERVICEMASTER COMPANY

The Annual Meeting of Shareholders of The ServiceMaster Company will be held at 8:00 a.m., Central Time, on Friday, May 5, 2006 at the Chase Tower, Plaza Level S.E., 10 South Dearborn, Chicago, IL 60603 for the following purposes:

1.                To elect three directors to the Class of 2009;

2.                To approve the Corporate Performance Plan;

3.                To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2006;

4.                To act upon two shareholder proposals, if properly presented at the meeting; and

5.                To conduct other business if properly raised.

Only holders of record of common stock at the close of business on March 8, 2006 are entitled to vote at the meeting.

Sandra L. Groman Vice President and Corporate Secretary

March 24, 2006

THE SERVICEMASTER COMPANY

March 24, 2006

General Information

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of The ServiceMaster Company for the 2006 Annual Meeting of Shareholders. We will hold the annual meeting at 8:00 a.m., Central Time, on Friday, May 5, 2006 at the Chase Tower, Plaza Level S.E., 10 South Dearborn, Chicago, IL 60603.

We mailed this proxy statement and proxy card to shareholders on or about March 24, 2006.

Voting Information

Record Date

You may vote all shares that you owned as of the close of business on March 8, 2006, which is the record date for the annual meeting. On March 8, 2006, we had 291,559,820 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

Ownership of Shares

You  may own shares either (1) directly in your name as a shareholder of record, which includes shares purchased through the ServiceMaster 2004 Employee Stock Purchase Plan (the “ESPP”), the ServiceMaster Franchisee Share Purchase Plan (the “FSPP”) and the ServiceMaster Dividend Reinvestment Plan (the “DRIP”), or (2) indirectly through a broker, bank or other holder of record, which includes shares in the ServiceMaster Profit Sharing and Retirement Plan (the “401(k) Plan”).

If your shares are registered directly in your name, you are the “holder of record” of those shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your voting proxy directly to us or to vote in person at the meeting. If you hold your shares indirectly, such as in a brokerage account or through a bank or other holder of record, you hold the shares in “street name” and your broker, bank or other holder of record sent these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form.

Electronic Access to Proxy Materials and Annual Report

We are pleased to offer holders of record the opportunity to receive shareholder communications electronically. By signing up for electronic delivery of documents such as our annual report and the proxy statement, you can access shareholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your shareholder votes online. Holders of record can also reduce the number of bulky documents in their personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. If you are a holder of record and would like to receive shareholder communications electronically, please contact Computershare Investor Services LLC at 1-888-834-0744. Enrollment will be effective until canceled.

If you hold your shares in street name, please refer to the information provided by the broker, bank or other institution that is the holder or record for instructions on how to elect to receive proxy statements and annual reports over the Internet. Most shareholders who hold their stock through a broker, bank or other holder of record and who have electronic access will receive an e-mail message containing the Internet address to use to access our proxy statement and annual report.

Householding

We are sending only one annual report and proxy statement to your household if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding”, is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. If you wish to receive a separate annual report or proxy statement than that sent to your household either this year or in the future, you may contact our transfer agent, Computershare at 1-888-834-0744 or write to Computershare Investor Services LLC, P.O. Box 1689, Chicago, IL 60690-1689. If members of your household receive multiple copies of our annual report and proxy statement, you may request householding by contacting Computershare. If you hold your shares in street name, you may request householding by contacting the holder of record.

How to Vote

Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing.

If you are a holder of record, you may vote your shares in any of the following ways:

•       by telephone – If you are located in the U.S. or Canada, you may vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 1:00 a.m., Central Time, Friday, May 5, 2006. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do not need to return your proxy card.

•       over the Internet – You may vote your shares via the website http://www.computershare.com/us/proxy. You may vote over the Internet 24 hours a day through 1:00 a.m., Central Time, Friday, May 5, 2006. As with telephone voting, you may confirm that the system has properly recorded your vote. If you vote over the Internet, you do not need to return your proxy card. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

•       by mail – You may vote your shares by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

•       in person at the annual meeting – If you vote by telephone, over the Internet or by mail, you may still attend the meeting and vote in person.

If you are a holder in street name, the instructions that accompany your proxy materials will indicate whether you may vote by telephone, over the Internet or by mail. If you wish to attend the meeting and vote in person, you must obtain a proxy, executed in your favor, from your broker or other nominee.

Our Board has appointed a proxy committee to vote your shares on your behalf. By giving us your proxy, you are authorizing the proxy committee to vote your shares in the manner you indicate. You may (1) vote “FOR” the election of all of our director nominees, (2) “WITHHOLD AUTHORITY” to vote for all of our director nominees, or (3) vote for the election of less than all of our director nominees and withhold authority to vote for our other nominees. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the proposal to approve the Corporate Performance Plan,  the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2006 and the two shareholder proposals.

All shares that have been properly voted by proxy and not revoked will be voted at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted “FOR”:

•       the election of each of our nominees for director;

•       approval of the Corporate Performance Plan; and

•       ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2006.

New York Stock Exchange rules prohibit brokers from voting on Proposals 4 and 5 without receiving instructions from holders in street name. In the absence of instructions, shares subject to such “broker non-votes” will not be counted as voted or as present or represented on the proposals. In addition, management has taken a neutral position on Proposal 4. If a holder of record does not give instructions to the proxy committee as to that proposal, the shares subject to such non-votes will not be counted as voted or as present or represented on that proposal.

Revocation of Proxies

If you are the holder of record, you may revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Corporate Secretary, (2) submit a later-dated proxy to our Corporate Secretary, (3) provide subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting.

Shares held under Plans

If you participate in the ESPP, FSPP or DRIP, your proxy card shows the number of shares held for your benefit under the plans. If you participate in the 401(k) Plan, you will receive a separate proxy card that covers the number of shares that the plan has credited to your account under the 401(k) Plan. To allow sufficient time for the 401(k) Plan trustee to vote, the trustee must receive your voting instructions by 11:59 p.m., Central Time, Tuesday, May 2, 2006. If the 401(k) Plan trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other 401(k) Plan participants.

Quorum

A quorum is necessary to hold a valid meeting of shareholders. If shareholders entitled to cast at least a majority of the shares entitled to vote at the meeting are present in person or by proxy, a quorum will exist. Shares owned by ServiceMaster are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the meeting, please vote your shares by toll-free telephone or over the Internet or complete, sign and date our proxy card and return it promptly in the enclosed postage-paid envelope, even if you plan to attend the meeting. Abstentions are counted as present, and broker non-votes may be counted as present, to establish a quorum.

Vote Required for Proposals

Directors are elected by a plurality of the votes cast, which means that the three nominees to the Class of 2009 with the most votes will be elected. As a result, withholding authority to vote for a nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

Approval of the Corporate Performance Plan, the ratification of the selection of Deloitte & Touche LLP as independent auditors for 2006, and approval of each shareholder proposal requires the affirmative vote of a majority of the votes cast on that proposal. Abstentions with respect to a proposal will be treated as votes cast with respect to the proposal and will accordingly have the same effect as a vote cast against the proposal. Broker non-votes with respect to a proposal will not be considered as votes cast on the proposal. The shares of a holder of record who does not give instructions on Proposal 4 will not be considered as votes cast on the proposal.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired D. F. King & Co., Inc. to help us distribute and solicit proxies. We will pay D. F. King $8,500 plus expenses for these services.

Governance and Nominating Committee Report

Reason for the Report

The Governance and Nominating Committee is furnishing this report for the purpose of informing ServiceMaster’s shareholders about this Committee and ServiceMaster’s corporate governance policies and practices. We believe that good corporate governance is important to ensure that ServiceMaster is managed for the long-term benefit of its shareholders. The Committee regularly reviews and discusses ServiceMaster’s corporate governance policies and practices, especially in light of the Sarbanes-Oxley Act of 2002, rules and regulations of the Securities and Exchange Commission and listing standards of the New York Stock Exchange.

Corporate Objectives

ServiceMaster’s Objectives, as affirmed by the Board in 2005, are as follows:

Honor God in All We Do
Excel with Customers
Help People Develop
Grow Profitably

After receiving that approval, the ServiceMaster leadership team launched a multi-year, values renewal project to help all employees learn how to use these Objectives as the context for basic, regular decisions. The initial phase is comprised of new, company-wide training initiatives, new Objectives graphics throughout the enterprise, a web site to access a variety of communications materials and tools, and inclusion of the Objectives in the yearly goals and performance evaluation of the leadership team.

Corporate Governance Principles

The Committee periodically reviews the adequacy of ServiceMaster’s Corporate Governance Principles. A copy of ServiceMaster’s Corporate Governance Principles is available on ServiceMaster’s website at http://www.svm.com under “Corporate Governance” and is also available in print to any shareholder who requests it by writing to the Corporate Secretary at the following address: The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515.

Committee Charter

The Committee is comprised of three directors, all of whom are independent under New York Stock Exchange listing standards. Under its Charter, which has been adopted by the Board, the Committee is responsible for reviewing ServiceMaster’s corporate governance policies and practices, including matters relating to director candidates, independence, communications with the Board, Board governance and certain internal controls and compliance. A copy of the Committee’s Charter is available on ServiceMaster’s website at http://www.svm.com under “Corporate Governance.”

Director Candidates and Changes in Board Membership

Candidates.   The Committee is responsible for reviewing the qualifications of, and recommending to the Board, nominees for membership on the Board. Consideration of Board candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by management. The Committee has also utilized the services of a search firm to identify director candidates. The Committee will consider candidates suggested by shareholders. A shareholder seeking to recommend a prospective nominee for the Committee’s consideration should submit the candidate’s name and qualifications to the Corporate Secretary at the following address: The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515. The Committee did not receive any shareholder suggestions for director candidates to be considered for election to the Board at the 2006 annual meeting.

In considering whether to recommend a candidate for membership on the Board, the Committee evaluates the nominee against the standards and qualifications set forth in ServiceMaster’s Corporate Governance Principles. The Committee evaluates candidates proposed by shareholders using the same criteria that are used to evaluate other candidates. The Committee reviews a candidate’s qualifications in light of the needs of the Board and ServiceMaster at that time given the then existing mix of director skill sets. ServiceMaster strives to create a Board that has a diversity of gender, ethnicity, culture and race. Members should, in general, have skills, experience or expertise in one or more of the following areas: corporate finance, accounting, information technology, senior management of a major company, federal or state government agencies or contracting practices, marketing, strategic planning, human resources, ethical training, law, and regulatory compliance.

Retirement of Director.   Dallen Peterson will retire from the Board in May 2006. Mr. Peterson has more than 10 years of service as a director. Mr. Peterson made significant contributions to our growth and success and we wish him happiness in his future endeavors.

Addition of New Director.   In July 2005, J. Patrick Spainhour was appointed to the Board and the Audit and Finance Committee. Mr. Spainhour is a former CEO and has operational, financial and general business experience. The nomination of Mr. Spainhour was recommended to the Committee by a non-management director.

Independence

Under New York Stock Exchange listing standards, a director does not qualify as “independent” unless the board affirmatively determines that the director has no material relationship with the company. ServiceMaster’s Board adopted categorical standards of independence to assist it in determining whether a director has a material relationship with ServiceMaster. A director will not be considered to have a material relationship with ServiceMaster because (1) the director is a partner, principal, counsel or advisor to, or shareholder, director or officer of, another company that does business with ServiceMaster if the annual sales to, or purchases from, ServiceMaster are less than 1% of the annual revenue of the other company and the director does not receive any compensation as a direct result of the other company’s business with ServiceMaster or (2) the director is an officer, director or trustee of a charitable organization, if ServiceMaster’s discretionary charitable contributions to the organization are less than 1% (and no more than $50,000) of that organization’s total annual charitable receipts. A director will be considered to have a material relationship with ServiceMaster if the director is an officer of another company that is not a charitable organization and any of ServiceMaster’s present executives serves on that other company’s board of directors.

New York Stock Exchange listing standards also provide that a director is not “independent” if (1) the director is, or has been within the last three years, an employee of ServiceMaster or an immediate family member of the director is, or has been within the last three years, an executive officer of ServiceMaster; (2) the director or an immediate family member of the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from ServiceMaster (other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)); (3) the director or an immediate family member of the director is a partner of a firm that is ServiceMaster’s internal or external auditor; an immediate family member of the director is an employee of such a firm and participates in the firm’s audit, assurance or tax compliance practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on ServiceMaster’s audit within that time; (4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of ServiceMaster’s executive officers at the same time serves or served on that company’s compensation committee; or (5) the director is an employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, ServiceMaster for property or services in an amount which, in any of the last three fiscal years, exceeds the greater or $1 million, or 2% of such other company’s consolidated gross revenues.

In February 2006, the Committee reviewed the independence of all directors and furnished a report to the Board. The Board determined that each of Louis Giuliano, Brian Griffiths, Sidney Harris, Roberto Herencia, Betty Jane Hess, Eileen Kamerick, James McLennan, Coleman Peterson, Dallen Peterson, J. Patrick Spainhour and David Wessner has no material relationship with ServiceMaster and that each director, except Jonathan Ward, ServiceMaster’s Chairman and Chief Executive Officer, is independent under New York Stock Exchange listing standards. The Board also determined that each member of the Audit and Finance, Compensation and Leadership Development and Governance and Nominating Committees of the Board meets the independence and other requirements applicable to those Committees.

Communications with the Board

Shareholders or other interested parties who wish to send communications to the Board, the Chairman, a Committee Chairman or non-management directors as a group may do so by writing to the following address: ServiceMaster Board c/o Global Compliance Services AlertLine Response, PMB 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277. Shareholders or other interested parties may also communicate with the Board by submitting an email to ServiceMasterBoard@AlertLine.com or by calling 1-800-450-4308. The Audit and Finance Committee approved the process for handling communications received from shareholders or other interested parties. The third party administrator notifies the Corporate Secretary and the Chairman of the Audit and Finance Committee, or his or her designee, upon receipt of any communication directed to the Board, the Chairman, a Committee Chairman or non-management directors as a group. The Corporate Secretary is responsible for distributing the communications to each appropriate director, determining whether any follow-up action is necessary and assigning responsibility to complete any necessary further action. Each director has access to a database containing all communications directed to him or her. The Vice President of Compliance and Ethics distributes a quarterly report to the Audit and Finance Committee on all such communications received. The Chairman of the Audit and Finance Committee, or his or her designee, has ongoing access to the contents of the database containing these communications.

Board Governance

Presiding Director/Executive Sessions without Management.   The Board and its Committees regularly meet in executive session without Chairman Jonathan Ward or other members of management in attendance. Sidney Harris, Chairman of this Committee, serves as presiding director at executive sessions of the Board. Mr. Harris’s duties also include advising the Chairman of matters discussed in executive sessions without management, where appropriate, as well as on the Board agenda items and information to be provided to the Board.

Termination of Shareholder Rights Plan and Adoption of Rights Plan Policy.   In response to several shareholder proposals ServiceMaster received regarding its shareholder rights plan, in February 2005 the Board approved the termination of ServiceMaster’s shareholder rights plan and adopted the following shareholder rights plan policy:  “The ServiceMaster Company shall seek shareholder approval prior to the adoption of a shareholder rights plan, unless the Board of Directors, in the exercise of its fiduciary duties and with the concurrence of a majority of the independent directors, determines that, under the circumstances existing at the time, it is in the best interests of ServiceMaster and its shareholders to adopt a shareholder rights plan without delay. In addition, if a shareholder rights plan is adopted by ServiceMaster without prior shareholder approval, such plan must provide that it shall expire unless ratified by ServiceMaster shareholders within twelve months of the adoption of the rights plan. The Governance and Nominating Committee shall review this policy statement on at least an annual basis and report to the Board any recommendation it may have in connection therewith.”

Shareholder Proposal Regarding Annual Election of Directors.   In October 2005, ServiceMaster received a shareholder proposal requesting the Board to take the necessary steps to implement annual director elections. For more information on the proposal  see “Item 4 – Shareholder Proposal regarding Annual Election of Directors.”

Committee Charters.   Each of the three Committees of the Board periodically reviews the adequacy of its Charter which sets forth its respective duties and responsibilities. A copy of each Committee Charter is available on ServiceMaster’s website at http://www.svm.com under “Corporate Governance” and is also available in print to any shareholder who requests it by writing to the Corporate Secretary at the following address: The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515.

Board, Committee and Director Performance.   With the Committee taking the lead, the Board annually assesses its performance and the performance of its Committees and individual directors. In 2005, the Committee reviewed director responses to a Board Performance Questionnaire and Committee Performance Questionnaires for the Committee as well as both the Audit and Finance Committee and the Compensation and Leadership Development Committee and reported the results to the Board. The Committee also reviewed responses to a Director Self-Assessment Questionnaire completed by four directors whose terms will expire in 2007 and reported the results to the Board. The Board Performance Questionnaire, Committee Performance Questionnaires and Director Self-Assessment Questionnaire are intended to facilitate the process of evaluating the performance of the Board, its Committees and individual directors and to help identify any concerns of a director well in advance of the expiration of the director’s term. The Board considers the results of the annual performance assessment, including the responses to the questionnaires, when determining areas on which to focus more attention.

Director Orientation Program and Continuing Education.   ServiceMaster has developed a director orientation program designed to familiarize new directors with ServiceMaster and its management structure, operations, financial processes and other issues. Each new director is expected to participate in the program within a reasonable time after he or she is first elected to the Board. The orientation program includes a visit to ServiceMaster’s offices to meet with senior management and visits to branch operations. Each director is also encouraged to attend seminars, conferences and similar events to remain current in matters relating to corporate governance, disclosure, accounting and industry developments.

Director Compensation.   The Compensation and Leadership Development Committee periodically reviews the compensation of ServiceMaster’s directors. In October 2005, the Committee recommended certain changes in director compensation which the Board approved. For more information on director compensation, see “Compensation of Directors.”

Internal Controls and Compliance

Commitment Authority Policy.   In May 2003, the Board approved revisions to ServiceMaster’s Commitment Authority Policy. This policy specifies the level of corporate approval necessary for the Board, its Committees and management to commit ServiceMaster’s monetary resources and enter into contracts on behalf of ServiceMaster or its subsidiaries. This policy is reviewed by the Audit and Finance Committee every three years.

Public Accounting Firm Policy.   In response to the Sarbanes-Oxley Act of 2002 and related regulations, the Audit and Finance Committee adopted a Public Accounting Firm Policy that governs ServiceMaster’s relationship with its independent auditors. For more information on ServiceMaster’s Public Accounting Firm Policy, see “Item 3 – Ratification of Selection of Independent Auditors.”

Internal Control over Financial Reporting.   The Audit and Finance Committee designated Roberto Herencia as having oversight responsibility for compliance with internal control over financial reporting.

Internal Control Process.   Management regularly reviews ServiceMaster’s disclosure controls and procedures and internal control over financial reporting. Management presents a quarterly review to the Audit and Finance Committee regarding the effectiveness of our disclosure controls and procedures and internal control over financial reporting. Management’s report on the effectiveness of our internal control over financial report is included in ServiceMaster’s Annual Report to Shareholders for 2005.

Stock Ownership Policy and Securities Trading Policy.   It is ServiceMaster’s policy that each director and member of senior management hold a number of shares of ServiceMaster common stock equal to 50% of (i) the number of shares of restricted stock granted to him or her that have vested and (ii) the number of shares issued upon the exercise of stock options or stock appreciation rights granted to him or her after providing for payment of the exercise price and taxes. The policy applies to all grants made after July 17, 2003. In addition, purchases, sales and other transactions involving ServiceMaster’s common stock or other equity securities of ServiceMaster by a director or member of senior management must comply with ServiceMaster’s Policy Regarding Securities Trading and Confidentiality. This policy establishes “window periods” during which directors and senior management may engage in securities transactions and requires that transactions be cleared in advance by either the Chief Financial Officer or General Counsel.

Financial Code of Ethics and Code of Conduct.   ServiceMaster has a Financial Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions, and other designated officers and employees, including the Chief Financial Officer of each ServiceMaster business unit and the Treasurer. ServiceMaster also has a Code of Conduct that applies to directors, officers and employees. The Financial Code of Ethics and Code of Conduct each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. Copies of the Financial Code of Ethics and the Code of Conduct are available on ServiceMaster’s website at http:/ /www.svm.com under “Corporate Governance” and is also available in print to any shareholder who requests it by writing to the Corporate Secretary at the following address: The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, Illinois 60515.

Compliance Helpline.   ServiceMaster maintains a Compliance Helpline. The Compliance Helpline establishes a confidential means for employees of ServiceMaster or other persons to communicate to management or the Board any concerns that they have regarding accounting, internal controls or audit matters or compliance with laws, regulations, policies or the ServiceMaster Code of Conduct.

NYSE Annual CEO Certification.   In June 2005, Jonathan Ward, ServiceMaster’s Chairman and Chief Executive Officer, certified to the New York Stock Exchange that he was not aware of any violation by ServiceMaster of the New York Stock Exchange corporate governance listing standards.

Governance and Nominating Committee
Sidney E. Harris, Chairman Brian Griffiths James D. McLennan

Item 1 – Election of Directors

Our Board of Directors currently has 12 members. Dallen Peterson, a member of the Class of 2006 will retire from the Board immediately prior to our May committee and board meetings, at which time we will have 11 directors.

During 2005, the Governance and Nominating Committee conducted a search for director candidates. In July 2005, upon recommendation by the Governance and Nominating Committee, the Board unanimously approved the appointment of J. Patrick Spainhour to the Board.

Directors are divided into three classes. Each class serves for three years.

The terms of Eileen Kamerick, J. Patrick Spainhour and David Wessner will expire at the 2006 annual meeting. Each of these directors has been nominated to stand for reelection and to hold office until our 2009 annual meeting and until his or her successor is elected and qualified.

We expect that each nominee will be able to serve if elected as a director. However, if any nominee is not able to serve, the proxy committee may vote for another nominee chosen by our Board.

The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

We describe below the principal occupations and other information about our nominees and directors continuing in office.

Nominees for Election to Term Expiring 2009

Eileen A. Kamerick

Chief Financial Officer, Heidrick & Struggles International, Inc., a recruiting and search firm, 2004 to present. Ms. Kamerick was the Executive Vice President and Chief Financial Officer of Bcom3 Group, Inc., a provider of advertising and marketing communications services, from 2001 to 2003. From 2000 to 2001, Ms. Kamerick was the Executive Vice President and Chief Financial Officer of United Stationers, Inc., a wholesale distributor of business products. Ms. Kamerick is a director of Westell Technologies, Inc., a diversified broadband supplier. Class of 2006. Age 47. Director since February 2005.

J. Patrick Spainhour

Former Chairman and Chief Executive Officer, AnnTaylor Stores Corporation, a national specialty retailer of quality women’s apparel, 1996 to 2005. Mr. Spainhour is a director of Circuit City Stores, Inc., a retailer of consumer electronics; and Tupperware Corporation, a direct seller of food storage items. Class of 2006. Age 56. Director since July 2005.

David K. Wessner President and Chief Executive Officer of Park Nicollet Health Services, an integrated healthcare delivery system, 1998 to present. Class of 2006. Age 54. Director since 1987.

Directors Continuing in Office

Lord Griffiths of Fforestfach

International advisor to Goldman Sachs International Ltd., an investment banking firm, 1991 to present. He was made a life peer at the conclusion of his service to the British Prime Minister during the period 1985 to 1990. Lord Griffiths is a director of Times Newspapers Holding Ltd., a newspaper company; English, Welsh and Scottish Railways, a railroad company; Herman Miller, Inc., an office furniture manufacturer; and Land Securities Trillium, a property outsourcing solutions company. Class of 2007. Age 64. Director since 1992.

Sidney E. Harris

Professor of Management and International Business, Georgia State University, 2004 to present. From 1997 to 2004, Dr. Harris was Dean, Robinson College of Business, Georgia State University. Dr. Harris is a director of Transamerica Investors, Inc., an investment management company; Total System Services, Inc., a credit/debit card processor; and STI Classic Funds, a family of investment funds. Class of 2007. Age 56. Director since 1994.

James D. McLennan Chairman and Chief Executive Officer of McLennan Company, a full-service real estate company, 1998 to present. Class of 2007. Age 69. Director since 1986.

Coleman H. Peterson

President and Chief Executive Officer, Hollis Enterprises, L.L.C., engaged in supporting businesses in improving their organizational effectiveness, from 2004 to present. He was Executive Vice President of Wal-Mart Stores, Inc., the world’s largest retailer, 1994 to 2004. Mr. Peterson is a director of J. B. Hunt Transport Services, Inc., a full truck-load transportation and logistics company; and Build-A-Bear Workshop, Inc., a make your own stuffed animal retailer. Class of 2007. Age 57. Director since 2004.

Roberto R. Herencia

President, Banco Popular North America, a diversified community banking institution, 2001 to present. He was Senior Executive Vice President and Chief Operating Officer from 1999 to 2001. Mr. Herencia is Executive Vice President, and a member of the Corporate Leadership Council of Popular, Inc., the parent company of Banco Popular North America, 1997 to present. Class of 2008. Age 46. Director since 2003.

Louis J. Giuliano

Former Chairman, ITT Industries, Inc., a multi-industry company engaged in the design and manufacture of a wide range of engineered products. Mr. Giuliano was Chairman and Chief Executive Officer of ITT Industries from 2001 through 2004; President from 1998 to 2004; and Chief Operating Officer from 1998 to 2001. Mr. Giuliano is a governor of the United States Postal Service Board of Governors. Class of 2008. Age 58. Director since 2004.

Betty Jane Hess

Retired Senior Vice President, Arrow Electronics, Inc., a distributor of electronic components and computer products, 1997 to 2004. She was a member of Office of the President of Arrow Electronics, Inc. from 1997 to 2002. Mrs. Hess is a director of Cott Corporation, a supplier of retail brand carbonated beverages. Class of 2008. Age 57. Director since 2003.

Jonathan P. Ward

Chairman and Chief Executive Officer of ServiceMaster, 2002 to present. He served as President and Chief Executive Officer of ServiceMaster from 2001 to 2002. Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company, a commercial printing company, from 1997 to 2001. Mr. Ward is a director of Sara Lee Corporation, a manufacturer and marketer of brand-name products; and First Horizon, a diversified financial institution. Class of 2008. Age 51. Director since 2001.

Board and Committees of our Board

Our business is managed under the direction of our Board. Our Board is kept advised of ServiceMaster’s business through regular and special meetings of the Board and its Committees, written reports and analyses and discussions with the Chairman and CEO and other officers.

During 2005, our Board met fourteen times. All directors are encouraged to attend our Annual Meeting. All directors attended the 2005 Annual Meeting of Shareholders, except J. Patrick Spainhour, who became a member of our Board subsequent to the meeting. All directors attended 75 percent or more of the meetings of our Board and standing committees on which they served in 2005. Our Board has four standing committees: the Audit and Finance Committee, the Compensation and Leadership Development Committee, the Governance and Nominating Committee and the Executive Committee.

The following table shows each Committee on which each director served, the Chairman of each Committee and the number of meetings held by each Committee.

Membership and Board Committees

Name	Audit and Finance Committee	Compensation and Leadership Development Committee	Governance and Nominating Committee	Executive Committee
Louis Giuliano		X
Brian Griffiths			X	X
Sidney Harris			C	C
Roberto Herencia	C			X
Betty Jane Hess		X
Eileen Kamerick	X
James McLennan			X
Coleman Peterson		C		X
Dallen Peterson	X
J. Patrick Spainhour	X
Jonathan Ward				X
David Wessner		X
2005 Meetings	6	6	7	0

C=Chairperson

Each Committee has the duties and responsibilities set forth in its respective Charter, regularly assesses the adequacy of its Charter and recommends changes as necessary to the Board. By February 2006, each Committee conducted an evaluation of its performance. For a more detailed discussion regarding our corporate governance activities, see “Governance and Nominating Committee Report”.

Audit and Finance Committee.   The Audit and Finance Committee functions as the standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board has determined that each of Roberto Herencia and Eileen Kamerick is an “audit committee financial expert” as defined under Securities and Exchange Commission regulations and is independent under New York Stock Exchange listing standards. This Committee, in its capacity as an audit committee, assists the Board in its oversight of the integrity of ServiceMaster’s financial statements; ServiceMaster’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of ServiceMaster’s internal audit function and independent auditor; and prepares an audit committee report for inclusion in the proxy statement. This Committee, in its capacity as a finance committee, assists our Board in its oversight of financial matters affecting ServiceMaster. In addition, this Committee is responsible for appointing, retaining, compensating, evaluating, and terminating, when appropriate, the independent auditor; reviewing with management the adequacy of, and related disclosures in ServiceMaster’s quarterly and annual reports, ServiceMaster’s disclosure controls and procedures and internal control over financial reporting; discussing with management and the independent auditor, ServiceMaster’s annual and quarterly financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and discussing policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

Compensation and Leadership Development Committee.   This Committee has direct responsibility to review and approve corporate goals and objectives relevant to Chief Executive Officer compensation; evaluate the Chief Executive Officer’s performance in light of his competencies, corporate goals, objectives and potential; determine and approve the Chief Executive Officer’s compensation level based on such evaluation; and prepare a compensation committee report on executive officer compensation for inclusion in the proxy statement. In addition, this Committee is responsible for establishing the overall compensation structure and executive officer compensation philosophy and principles of ServiceMaster; reviewing and approving the compensation of ServiceMaster’s executives; making recommendations to our Board with respect to non-CEO executive officer compensation plans, incentive compensation plans and equity-based compensation plans; health and welfare plans; and conducting reviews of leadership development strategy, people development strategy and succession planning.

Governance and Nominating Committee.   This Committee develops and recommends to our Board the corporate governance principles applicable to ServiceMaster; identifies individuals qualified to be Board members, consistent with the criteria approved by our Board; selects or recommends that our Board select the director nominees for the next annual meeting of shareholders; and oversees the evaluation of our Board and its Committees. For more information regarding the Governance and Nominating Committee, see “Governance and Nominating Committee Report”.

Executive Committee.   This Committee meets only as necessary and may meet instead of the full Board on all matters, except for those matters reserved for our Board by law or our Certificate of Incorporation or Bylaws.

Compensation of Directors

Each non-employee director receives an annual retainer of $115,000. The Chairman of the Audit and Finance Committee receives an additional $15,000. In October 2005, the Compensation and Leadership Development Committee, with the assistance of independent advisors, evaluated the existing compensation plan for directors against competitive practices. As a result, our Board modified the directors’ compensation program to (1) increase the retainer of non-employee directors from $105,000 to $115,000, (2) increase the retainer of the Chairman of the Compensation and Leadership Development Committee and the Governance and Nominating Committee from $5,000 to $7,500, both effective as of January 1, 2006, and (3) pay a retainer for the presiding director of $5,000 in 2005 and $7,500 in 2006. The Board also approved compensation of $5,000 to the presiding director for 2005.

Each director must receive at least 50% of his or her annual retainer in the form of stock options or restricted stock and each director may elect to receive the remaining 50% of his or her retainer in the form of cash, stock options or restricted stock or to defer receipt of that portion of his or her retainer under The ServiceMaster Company 2002 Directors Deferred Fees Plan (the “Directors Deferred Fees Plan”).

Non-employee directors who elect to participate in the Directors Deferred Fees Plan may elect to defer the receipt of up to 50% of their annual retainer until a later date. Participating directors may invest their deferred amounts in either: (1) a cash account that earns interest based on our average five-year borrowing rate (6.0% as of December 31, 2005) or (2) a share equivalent account that is credited with a number of share equivalent units equal to the deferred amount divided by the fair market value of a share of our common stock on the deferral date. The value of a share equivalent unit on any date is equal to the value of a share of our common stock on that date. Share equivalent unit accounts are credited when we pay dividends on our common stock as if the dividend was reinvested in additional shares.

The Company will, in certain limited circumstances, pay for the spouses of directors to accompany the directors on ServiceMaster-related trips. As described below, on two occasions in 2005 the Company paid for airfare for Mr. Griffiths’ wife to accompany him to Board meetings.

In 2005, non-employee directors were paid their retainers as follows:

Director	Cash ($)	Restricted Stock ($) (1)		Stock Options ($) (2)	Deferred Fees ($)	Total Retainer ($)
Louis Giuliano	—	—		105,000	—	105,000
Brian Griffiths (3)	—	52,500		52,500	—	105,000
Sidney Harris	60,000	55,000		—	—	115,000
Roberto Herencia	60,000	60,000		—	—	120,000
Betty Jane Hess	—	52,500		—	52,500	105,000
Eileen Kamerick	48,125	48,125	(4)	—	—	96,250
James McLennan	52,500	52,500		—	—	105,000
Coleman Peterson	—	107,500	(5)	—	—	107,500
Dallen Peterson	52,500	—		52,500	—	105,000
J. Patrick Spainhour	26,250	26,250	(6)	—	—	52,500
David Wessner	—	55,000		55,000	—	110,000

(1)          Restricted stock awards were granted on February 11, 2005, and were calculated based on the retainer divided by the fair market value of ServiceMaster stock, which was $13.44 per share. The number of shares of restricted stock granted to each named director in 2005 is: Mr. Griffiths, 3,906 shares; Mr. Harris, 4,092 shares; Mr. Herencia, 4,464 shares; Mrs. Hess, 3,906 shares; Mr. McLennan, 3,906 shares; Mr. Coleman Peterson, 7,813 shares and Mr. Wessner, 4,092 shares. Restricted stock vested on March 1, 2006. Dividend equivalents are paid on restricted stock from the grant date at the same rate and time as to all shareholders of ServiceMaster.

(2)          Stock options were granted on February 11, 2005, and were calculated based on the retainer divided by our Black-Scholes value of $4.48. Each stock option becomes exercisable over a five-year period, has a ten-year life and becomes fully exercisable upon a change in control. The number of stock options granted to each named director in 2005 is: Mr. Giuliano, 23,438 stock options; Mr. Griffiths, 11,719 stock options; Mr. Dallen Peterson, 11,719 stock options and Mr. Wessner, 12,277 stock options.

(3)          Mr. Griffiths’ wife accompanied him to two Board meetings. ServiceMaster paid $21,401 for Mrs. Griffiths’ airline tickets.

(4)          Includes 3,595 shares of restricted stock granted on February 22, 2005, the date Ms. Kamerick became a director of ServiceMaster, based on $48,125 divided by the fair market value of ServiceMaster stock, which was $13.385 per share.

(5)          Includes an additional 188 shares of restricted stock granted on July 27, 2005, the date Mr. Coleman Peterson became Chairman of the Compensation and Leadership Development Committee of ServiceMaster, based on $2,500 divided by the fair market value of ServiceMaster stock, which was $13.315 per share.

(6)          Includes 1,971 shares of restricted stock granted on July 27, 2005, the date Mr. Spainhour became a director of ServiceMaster, based on $26,250 divided by the fair market value of ServiceMaster stock, which was $13.315 per share.

We did not pay Mr. Ward any additional compensation for serving as a director. Additional information regarding Mr. Ward’s compensation is included under “Compensation and Leadership Development Committee Report on Executive Officer Compensation” and “Executive Officer Compensation”.

We reimburse our directors for the expenses of attending Board, committee and shareholder meetings.

Audit and Finance Committee Report

The Audit and Finance Committee operates under its Charter adopted by the Board of Directors. All members of the Committee are independent under New York Stock Exchange listing standards.

The Committee meets regularly with financial management and the independent auditors of ServiceMaster to review ServiceMaster’s accounting principles, policies and practices. The Committee also reviews ServiceMaster’s accounting, financial and operating controls with the auditors.

The Committee reviews the scope of audits with the internal and independent auditors, as well as the annual audit plan. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of examinations, the evaluations of ServiceMaster’s internal controls, and the overall quality of ServiceMaster’s financial reporting. The performance of the independent auditors and the internal auditors is reviewed annually by the Committee.

Each year the Committee selects the firm of independent auditors to audit the accounts and records of ServiceMaster and its subsidiaries. The Committee met six times in 2005.

As part of its oversight of ServiceMaster’s financial statements, the Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Committee has discussed with Deloitte & Touche LLP, ServiceMaster’s independent auditors for 2005, the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has also received the written disclosure and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on the foregoing reviews and discussions, the Committee has recommended to the Board that ServiceMaster’s audited consolidated financial statements for the year ended December 31, 2005 be included in ServiceMaster’s Annual Report on Form 10-K.

Audit and Finance Committee
Roberto R. Herencia, Chairman Eileen A. Kamerick J. Patrick Spainhour Dallen W. Peterson

Item 2 – Proposal to Approve the Corporate Performance Plan

Background.   In April 2000, our stockholders approved The ServiceMaster Long-Term Performance Award Plan (now known as the Corporate Performance Plan (“CPP”)), which became effective January 1, 2001. The CPP is a cash-based performance bonus plan. To ensure that compensation earned under the CPP is tax-deductible under the Internal Revenue Code of 1986, the material terms of the CPP, including the employees eligible to receive compensation under the CPP, a description of the business criteria on which the performance goal is based and the maximum amount of compensation that could be paid to any employee under the CPP must be periodically approved by our stockholders.

Purpose.   The purpose of the CPP is to provide a retirement benefit to our officers and employees in lieu of a supplemental defined contribution or defined benefit plan. The following summary of the principal features of the CPP is qualified in its entirety by the complete text of the CPP, a copy of which is attached to this proxy statement as Appendix A.

Term of the CPP.   Subject to stockholder approval of the CPP, payments will be made under the CPP in respect of the 2006 plan year and in respect of each subsequent plan year unless the Board of Directors elects to terminate the CPP.

Administration of the CPP.   The CPP is administered by the Compensation and Leadership Development Committee of the Board of Directors (the “Committee”).

Participants and Participation Units.   The CPP is divided into 10,000 units. The selection of participants for each plan year (which coincides with each calendar year) and the number of units which are allocated to each participant for that plan year are determined by the Committee with respect to each executive officer and by the chief executive officer with respect to all other participants. The CPP authorizes the Committee, with respect to each executive officer, and the chief executive officer, with respect to all other participants, to adjust downward the number of units held by a participant during the course of the plan year. Any such adjustment may not increase any other participant’s units for that year. It is expected that up to 100 key employees of ServiceMaster and its subsidiaries will be selected each plan year as participants in the CPP.

Operation of the CPP.   The CPP is designed to provide selected officers and key employees with additional cash compensation which is contingent upon the ability of ServiceMaster to achieve consolidated pre-tax income targets. At the beginning of each plan year, the Committee will determine the Target Pre-Tax Income and the Target Total Payment.

The “Target Pre-Tax Income” means the consolidated pre-tax income expected by ServiceMaster for the plan year, determined in accordance with generally accepted accounting principles, excluding any non-recurring extraordinary or unusual items.

The “Target Total Payment” is the total amount which the Committee establishes at the beginning of each plan year for payment to all participants in the CPP for that year.

After the close of each plan year, ServiceMaster’s “Actual Pre-Tax Income” is calculated, based on ServiceMaster’s consolidated pre-tax income, excluding any extraordinary or unusual items of a non-recurring nature. The Actual Pre-Tax Income figure is divided by the Target Pre-Tax Income amount and the result, expressed as a percentage and rounded to the nearest one-tenth (the “Performance Percentage”), is then multiplied by the Target Total Payment to determine the “Actual Total Payment,” except that if the Performance Percentage is less than 80% the Actual Total Payment falls to zero and if the Performance Percentage is more than 120% the Actual Total Payment is capped at 120% of the Target Total Payment. This Actual Total Payment is then allocated among the CPP participants, based on the units that were allocated to them at the beginning of the plan year.

Annual Payouts.   Payments to participants for a plan year are made as promptly as practicable after the end of the year. Unless otherwise determined by the Committee, with respect to executive officers, or the chief executive officer, with respect to all other participants, the units allocated to a participant will be forfeited upon the participant’s termination of employment.

Participants for the 2006 Plan Year.   It is not possible to determine the amount of awards that will be made under the CPP with respect to the 2006 plan year for the executive officers named in the Summary Compensation Table on page 25 of this proxy statement because such amounts are dependent upon the results of operations and the pre-tax income for 2006.

Per Person Limit on Awards.   No CPP participant may receive a payment for any plan year that exceeds $1,000,000.

Amendment or Termination of CPP.   The Board of Directors may amend or terminate the CPP at any time, subject to stockholder approval to the extent required by law.

Summary.   The CPP has been developed in conjunction with ServiceMaster’s employee base compensation schedules and its Annual Bonus Plan with the result that, for participants in the CPP, a significant element of their compensation will depend upon the growth of ServiceMaster as a whole as measured by the factors described above, all of which relate directly to stockholder value. The Board of Directors believes that by linking a portion of the compensation of leaders in the ServiceMaster enterprise to an increase in stockholder value these leaders will be motivated to understand and to exert all possible efforts to achieve company-wide goals through internal synergies and cooperation among the various units within the ServiceMaster enterprise.

The Board of Directors recommends a vote FOR this proposal.

Item 3 – Ratification of Selection of Independent Auditors

The Audit and Finance Committee has selected Deloitte & Touche LLP as our independent auditors for 2006. A representative of Deloitte & Touche LLP will be present at the annual meeting. The representative will be given the opportunity to make a statement and respond to appropriate questions.

Performance Review of the Independent Auditors

Under the New York Stock Exchange listing standards, the Audit and Finance Committee is required to evaluate the performance of our independent auditors annually. In July 2005, the Committee evaluated the performance of Deloitte & Touche LLP. The evaluation included the review of the entire engagement team and specifically the lead partner, service levels along with the Committee’s and management’s expectations of such service and the relationship between Deloitte & Touche LLP and the Committee. The overall assessment of the performance of Deloitte & Touche LLP was positive.

Audit and Non-Audit Fees

The Audit and Finance Committee has a Public Accounting Firm Policy that includes requiring approval of all audit, audit-related and non-audit related services to be provided by our independent auditors. The policy requires that all services provided to ServiceMaster by our independent auditors, Deloitte & Touche LLP, such as audit services and permitted audit-related and non-audit related services, be pre-approved by the Committee. The Committee pre-approved all audit, audit-related and non-audit-related services provided by Deloitte & Touche LLP during 2005.

The following table presents, for 2005 and 2004, fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, audit-related services, tax services and all other services rendered by Deloitte & Touche LLP. In accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees ServiceMaster paid Deloitte & Touche LLP for professional services for the audit of ServiceMaster’s consolidated financial statements included in ServiceMaster’s annual report on Form 10-K, review of the financial statements included in ServiceMaster’s quarterly reports on Form 10-Q and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of ServiceMaster’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any products and services provided by Deloitte & Touche LLP not included in the first three categories.

	2005 ($)	2004 ($)
(1) Audit Fees	3,556,000	3,769,000
(2) Audit-Related Fees (a)	189,000	326,000
(3) Tax Fees (b)	692,200	705,000
(4) All other Fees	—	—

(a)           Principally represents fees paid in connection with the audits of the employee benefit plans and the captive insurance company as well as services with respect to internal control over financial reporting.

(b)          Includes $105,000 and $90,000 related to services rendered in connection with tax compliance and tax return preparation fees for 2005 and 2004, respectively.

Our Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2006.

Ownership of our Common Stock

This table shows how many shares of our common stock certain individuals and entities beneficially owned on March 8, 2006, unless otherwise noted. These individuals and entities include: (1) owners of more than 5% of our outstanding common stock, (2) our directors, (3) the five executive officers named in the summary compensation table the (“named executive officers”) and (4) all directors and executive officers as a group. A person has beneficial ownership over shares if the person has sole or shared voting or investment power over the shares or the right to acquire that power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name of Beneficial Owner	Number of Shares Owned(1)	Percent of Class(%)
Capital Research and Management Company (2)	31,922,950	13.92
Ariel Capital Management, LLC (3)	29,608,375	10.16
Mitchell T. Engel	291,510	*
Louis J. Giuliano	9,709	*
Brian Griffiths	189,173	*
Sidney E. Harris	153,327	*
Roberto R. Herencia	23,902	*
Betty Jane Hess (5)	203,327	*
Eileen A. Kamerick	8,213	*
Jim L. Kaput	273,089	*
James D. McLennan	142,689	*
Ernest J. Mrozek	1,855,703	*
Coleman H. Peterson	21,514	*
Dallen W. Peterson	2,095,714	*
Steven C. Preston	1,288,762	*
J. Patrick Spainhour	6,589
Jonathan P. Ward	2,364,768	*
David K. Wessner (6)	1,114,311	*
All directors and executive officers as a group (24 persons)	11,522,017	3.95
*Less than one percent.

(1)          Includes shares which the directors and the named executive officers have the right to acquire prior to May 7, 2006 through the exercise of stock options as follows: Mr. Engel, 196,000 shares; Mr. Giuliano, 5,091 shares; Mr. Griffiths, 173,256 shares; Mr. Harris, 134,701 shares; Mr. Herencia, 3,000 shares; Mrs. Hess, 3,000 shares; Mr. Kaput, 183,541 shares; Mr. McLennan, 70,048 shares; Mr. Mrozek, 1,351,531 shares; Mr. Coleman Peterson, 1,378 shares; Mr. Dallen Peterson, 49,464 shares; Mr. Preston, 1,186,117 shares; Mr. Ward, 2,076,805 shares; and Mr. Wessner, 180,336 shares. Includes shares which the named executive officers have the right to acquire prior to May 7, 2006 through the exercise of stock appreciation rights (“SARs”) calculated by dividing the in-the-money spread of all SARs by the fair market value of ServiceMaster stock on March 8, 2006, which was $12.605, as follows: Mr. Engel, 2,678 shares; Mr. Kaput, 2,975 shares; Mr. Mrozek, 5,950 shares; Mr. Preston, 2,975 shares; and Mr. Ward, 11,305 shares. Does not include common stock equivalents under Directors Deferred Fees Plan or the ServiceMaster Deferred Compensation Plan. At December 31, 2005, the directors and the named executive officers held common stock equivalents under those plans as follows: Mr. Engel, 4,890 shares; Mr. Griffiths, 855 shares; Mr. Harris, 14,687 shares; Mrs. Hess, 4,077 shares; Mr. Kaput, 5,347 shares; Mr. McLennan, 3,744 shares; Mr. Mrozek, 3,300 shares; Mr. Dallen Peterson, 3,715 shares; and Mr. Wessner, 62,564 shares. At March 8, 2006, Mr. Mrozek held 37,500 restricted stock units and 330 stock units and Mr. Ward held 60,549 stock units and

442,826 restricted stock units. All directors and executive officers as a group have the right to acquire prior to May 7, 2006 through the exercise of stock options and SARs, 6,557,501 shares of our stock.

(2)          Capital Research and Management Company is an investment advisor located at 333 South Hope Street, Los Angeles, California 90071. According to its Schedule 13G filed with the Securities and Exchange Commission, as of December 31, 2005, it had sole voting power as to 9,199,200 shares, sole investment power as to 31,922,950 shares and disclaims beneficial ownership of 31,922,950 shares.

(3)          Ariel Capital Management, Inc. is an investment advisor located at 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601. According to its Schedule 13G filed with the Securities and Exchange Commission, as of December 31, 2005, it had sole voting power as to 23,673,915 shares and sole investment power as to 29,608,375 shares.

(4)          Includes 181,410 shares as to which Mrs. Hess has no voting or investment power and Mrs. Hess disclaims beneficial ownership of the shares.

(5)          Includes 174,470 shares as to which Mr. Wessner has sole voting and shared investment power, and 22,846 shares as to which Mr. Wessner has shared voting and investment power. Mr. Wessner is a director of Director Investment Co., and he disclaims beneficial ownership of 545,620 shares by held by Director Investment Co.

Compensation and Leadership Development Committee Report on Executive Officer Compensation

The Compensation and Leadership Development Committee is responsible for determining compensation of ServiceMaster’s executive officers and overseeing the administration of executive compensation programs. The Committee has direct responsibility to review and approve corporate goals and objectives relevant to Chief Executive Officer compensation; evaluate the CEO’s performance in light of his competencies, corporate goals, objectives and potential; and determine and approve the CEO’s compensation level based on such evaluation.

All members of this Committee are “independent” under New York Stock Exchange listing standards; “outside directors” within the meaning of regulations under Section 162(m) of the Internal Revenue Code of 1986; and “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. No member of the Committee is a current or former employee of ServiceMaster or participates in any of the executive compensation programs. An independent compensation consultant has been retained by the Committee to advise the Committee on all matters related to CEO and other executive compensation.

Executive Compensation Philosophy

ServiceMaster’s compensation plans for executive officers are designed to:

•                    attract, motivate and retain highly qualified executives;

•                    align the interests of executive officers with those of the shareholders through the use of equity-based incentive awards that link a significant portion of compensation to stock performance; and

•                    link pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and other critical performance criteria.

To meet these objectives, this Committee considers objective and subjective factors in structuring the compensation program for executive officers. These factors include competitive pay practices, historical compensation levels and individual performance and potential. Companies used for executive compensation pay comparison purposes include a broad group of companies similar in size to ServiceMaster. These companies include some of the companies contained in the Standard & Poor’s 1500 Diversified Commercial Services Index used in the performance graph.

Executive Officer Compensation Components

For 2005, the compensation package for executive officers consisted primarily of the following components:

•                    base salary;

•                    annual incentive compensation under our Annual Bonus Plan (“ABP”);

•                    awards under our Corporate Performance Plan (“CPP”);

•                    stock settled stock appreciation rights (“SARs”); and

•                    restricted stock.

Total Compensation

As used in this report, total compensation is comprised of both annual and long-term compensation. Annual compensation consists of base salary and at-risk compensation under the ABP and CPP plans. For executive officers, more than 50% of target annual compensation is at-risk. Long-term compensation consists of SARs and restricted stock which link executive officers’ long-term economic interest to that of the shareholders.

In 2004, ServiceMaster conducted a total compensation measurement study of target executive officer compensation. The study found that total compensation targets for executive officers were consistent with our stated philosophy where total compensation is 20% above the 50th percentile and 12% below the 75th percentile of market data based on a particular executive officer’s position. The bias is towards annual compensation versus long-term compensation. Ultimately, for 2005 the Committee decided to leave the mix unchanged in order to emphasize the strong pay for performance aspect of the annual incentives.

In 2006, ServiceMaster plans to conduct another total compensation measurement study to include target executive officer compensation. The consulting firm that will be used for the study will be independent from the firm which serves as advisor to the Committee. The study will include base salary, annual incentives, long-term incentives, retirement and other benefits and will not only consider total compensation but also the appropriate handling of all components of pay. The study will measure against a defined group of companies which includes the Standard & Poor’s 1500 Diversified Commercial and Professional Services Index used in the performance graph.

Base Salary

The Committee reviews and approves the Chief Executive Officer’s and each other executive officer’s salary taking into consideration comparable market data for similar positions, as provided by an independent consultant. The Committee also considers the individual contributions of executive officers, the financial performance of the business units and ServiceMaster’s financial performance as a whole.

Annual Bonus Plan

The ABP provides for annual incentive compensation based primarily upon the extent to which ServiceMaster and/or individual business units achieve their performance targets established at the beginning of the year. The target percentage awards to executive officers range from 60% to 100% of base salary, with a maximum payout of 120%. In the case of the Chief Executive Officer, the target percentage award is 150%, with a maximum payout of 175%, of base salary. No ABP payment is earned if performance is below a pre-determined threshold. For 2005, the CEO’s performance goals were earnings per share (EPS) and revenue. EPS growth comprised 85% of his target bonus opportunity, and revenue growth targets comprised 15% of his target bonus opportunity. Other executive officers’ target bonus opportunities were based 80% on achievement of an EPS target or business unit specific financial targets with the remaining 20% based on achievement of individually established performance goals.

Corporate Performance Plan

Awards under the CPP are based on achieving a pre-established performance goal. The total target award for all participants in 2005 was 2.22% of pre-tax income, or $7.0 million, with a maximum payout of 120%. CPP payments were based on achieving greater than 80% of budgeted pre-tax income from continuing operations. If ServiceMaster achieved less than 80% of the budgeted pre-tax income from continuing operations the amount earned was zero. The 2005 target awards for executive officers ranged from $14,060 to $703,000 for Mr. Ward.

After reviewing ServiceMaster’s results for 2005, the Committee determined that 100% of the budgeted pre-tax income for 2005 was achieved. Consequently, $703,000 of the $7.03 million total target award was earned for 2005. Because not all units available under the CPP were allocated to participants, the total payout under the CPP was $6,571,878.

SARs and Restricted Stock

SARs and restricted stock are the key elements of the long-term compensation program. The number of SARs granted and shares of restricted stock awarded is based on the executive officer’s position, experience and performance. SARs and restricted stock awards are generally made to executive officers once a year. The SARs have a base price equal to the fair market value of a share of common stock on the grant date and become exercisable over a five-year period. Restricted stock vests over a five-year period. The 2005 SARs have a term of ten years. ServiceMaster recognizes compensation expense for share-based awards in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. Grants are expensed over the stock option vesting period based on the fair market value at the date the options and SARs are granted.

The Committee believes that employee stock ownership effectively aligns the interests of employees with those of shareholders and provides a strong motivation to build shareholder value. In July 2003, ServiceMaster established a stock ownership policy applicable to directors and executive officers. Each director and executive officer is expected to maintain ownership of ServiceMaster’s common stock. In 2003, the Committee approved a stock ownership policy requiring each director and executive officer to hold a number of shares equal to 50% of (i) the number of shares of restricted stock granted to him or her that have vested and (ii) the number of shares issued upon the exercise of stock options or SARs granted to him or her after providing for payment of the exercise price and taxes. The policy applies to all grants made after July 17, 2003. In addition, purchases, sales and other transactions involving the common stock or other equity securities of ServiceMaster by a director or executive officer must comply with ServiceMaster’s Policy Regarding Securities Trading and Confidentiality. This Policy sets forth “window periods” during which directors and senior management may engage in securities transactions and requires pre-clearance by the Chief Financial Officer or General Counsel of proposed transactions.

Chief Executive Officer Compensation

Salary.   Mr. Ward’s 2005 base salary was $787,600 which was a 5% increase over his 2004 base salary of $750,000. This increase included an adjustment of $12,500 due to elimination of Mr. Ward’s use of a car provided by the Company. Excluding this adjustment, his base salary increase was 3.4%. This increase in base salary reflected the accomplishment of key performance initiatives in 2005, which drove an increase in revenue and earnings per share.

Under Mr. Ward’s leadership in 2005, ServiceMaster achieved revenue growth from continuing operations of 6% over 2004, and earnings per share growth of 9% over comparable prior year levels.

Annual Bonus Plan (ABP).   Mr. Ward’s target payment under the ABP was 150% of his base salary, with a maximum payout of 175% of base salary. For 2005, Mr. Ward’s compensation under the ABP was based on the achievement of goals in two areas. The Committee reviewed Mr. Ward’s performance against these goals and determined the following amounts were earned.

	Portion of Bonus	% of Goal Achieved	Bonus Earned as a% of Target
Financial (Earnings per Share)	85%	101.09%	105.93%
Revenue Growth	15%	98.6%	93.03%

The total bonus earned by Mr. Ward was $1,228,656 (104% of his target of $1,181,400).

Corporate Performance Plan.   Under the CPP, Mr. Ward’s 2005 target award was $700,000. As a result of achieving 100% of the budgeted pre-tax income target from continuing operations, Mr. Ward earned $703,000 under the CPP in 2005.

Long-Term Incentives.   In 2005, Mr. Ward received a long-term incentive grant of 380,000 stock option equivalents which was then divided into half SARs and half restricted stock. The number of SARs granted to him was 190,000, and the number of restricted shares granted was 63,333. The number of restricted shares was determined using a Black-Scholes value of $4 which created a ratio of one restricted share for every three options. Mr. Ward’s 2005 grant was for the same number of option equivalents as his 2004 grant.

Perquisites.   Mr. Ward also receives the following perquisites: a company car through March 31, 2005, at which time this benefit ceased, and a salary adjustment was given, personal use of the company plane and club dues. The aggregate incremental cost to the Company of providing Mr. Ward with these perquisites during 2005 was $118,918.

Employment Agreement and Retirement Arrangement.   For more information regarding Mr. Ward’s employment agreement, see “Agreement with Officers and Directors – Jonathan P. Ward.”

Million Dollar Deduction Limit

Section 162(m) of the Internal Revenue Code limits ServiceMaster’s ability to deduct from its income compensation in excess of $1,000,000 paid to our named executive officers. The limitation does not apply to qualified performance-based compensation, provided that certain conditions are satisfied, including the attainment of performance goals approved by ServiceMaster’s shareholders. ServiceMaster’s ABP, CPP and the ServiceMaster 2003 Equity Incentive Plan allow for qualified performance-based compensation. Nevertheless, the Committee retains the discretion it deems necessary to compensate named executive officers in a manner commensurate with performance and competitive compensation levels even if as a result ServiceMaster is unable to deduct from its income all of the compensation paid to a named executive officer. For 2005, $413,343 of the compensation earned by Mr. Ward was subject to the Section 162(m) deduction limit.

Compensation and Leadership Development Committee
Coleman H. Peterson, Chairman Louis J. Giuliano Betty Jane Hess David K. Wessner

Executive Officer Compensation

The following table summarizes the compensation paid during 2005, 2004 and 2003 to our Chairman and Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2005. We refer to these five executive officers as the named executive officers.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
						Awards
						Restricted		Securities
					Other Annual	Stock		Underlying	All Other
Name and Principal			Bonus($)		Compensation	Award		Options/	Compensation
Position	Year	Salary($)	ABP	CPP	($)(1)	($)		SARs(#)	($)(2)
Jonathan P. Ward	2005	784,450	1,228,656	703,000	118,918	849,929	(3)	190,000	44,406
Chairman and Chief	2004	737,500	1,095,750	716,223	127,625	5,145,649		190,000	16,361
Executive Officer	2003	725,000	0	115,080	109,184	746,710		172,000	43,443
Ernest J. Mrozek	2005	597,042	609,494	597,550	67,878	503,250	(3)	112,500	5,460
President and Chief	2004	562,500	595,080	608,789	74,961	357,663		100,000	5,330
Financial Officer	2003	550,331	0	93,606	21,892	252,483		133,333	2,600
Steven C. Preston	2005	490,000	513,246	492,100	0	223,671	(3)	50,000	5,460
Executive Vice President	2004	471,000	499,032	501,356	0	178,837		50,000	5,330
	2003	464,000	0	80,556	0	126,247		66,667	2,600
Mitchell T. Engel	2005	424,000	431,395	281,200	0	223,671	(3)	50,000	19,842
Chief Marketing Officer	2004	410,000	419,840	286,489	0	160,950		45,000	11,480
	2003	339,166	0	28,275	0	113,620		60,000	12,686
Jim L. Kaput	2005	415,000	426,388	281,200	0	223,671	(3)	50,000	1,080
Senior Vice President	2004	389,000	420,732	286,489	0	178,837		50,000	3,745
and General Counsel	2003	350,000	0	40,416	0	126,247		66,667	2,380

(1)          The amounts reported in this column include: for Mr. Ward, $83,951, $75,327 and $69,946 for personal use of company aircraft; $4,029, $10,810 and $9,689 in leased vehicle costs and $30,938, $41,488 and $29,549 in club dues and membership fees for 2005, 2004 and 2003, respectively; and for Mr. Mrozek, $35,023, $45,728 and $21,892 for personal use of company aircraft and charter flights for 2005, 2004 and 2003, respectively; $17,956 and $15,443 in leased vehicle costs and $14,899 and $13,790 in club dues and membership fees for 2005 and 2004, respectively. The amounts attributable to personal use of company aircraft is calculated using the aggregate incremental cost method and based on the variable operating costs to ServiceMaster, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, lamp/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, and the cost of maintenance not related to trips are excluded. The amounts reported reflect a change in a valuation methodology from prior years in which the cost of personal use of company aircraft had been calculated using the Standard Industry Fare Level formula established by the Internal Revenue Service. The years 2004 and 2003 amounts have been re-calculated so that amounts are reported on a consistent basis.

(2)          All other compensation for 2005 consists of ServiceMaster contributions under our 401(k) Plan and deferred compensation plan (Mr. Ward, $5,460, Mr. Mrozek, $5,460, Mr. Preston, $5,460, and Mr. Engel, $5,460) and ServiceMaster matching contributions under the ESPP (Mr. Ward, $38,946, Mr. Engel, $14,382, and Mr. Kaput, $1,080).

(3)          Restricted stock awards were granted on February 11, 2005. On the grant date, the closing market price of a share of ServiceMaster stock was $13.42 per share. Restricted stock vests incrementally in an amount equal to 20% of the shares subject to the initial grant on each March 1 from 2006 through 2010. As of December 30, 2005 the number and aggregate value of the restricted stock held by each of the named executive officers was Mr. Ward, 540,182 shares (includes 367,826 restricted stock units) at $6,455,175; Mr. Mrozek, 90,558 shares at $1,082,168; Mr. Preston, 48,775 shares at $582,861; Mr. Engel, 40,771 shares at $487,213; Mr. Kaput 44,872 shares at $536,200. Dividend equivalents are paid on restricted stock and restricted stock units at the same rate and time as to all shareholders of ServiceMaster.

(4)          In connection with Mr. Ward entering into an employment agreement with ServiceMaster on November 1, 2004, Mr. Ward was granted 367,826 restricted stock units. 91,956 restricted stock units vest on November 1, 2007; 91,956 restricted stock units vest on November 1, 2009; and 183,914 restricted stock units vest on (a) termination of employment on or after May 6, 2012 (for any reason other than cause) and (b) delivery to the Board after May 6, 2009 and prior to May 6, 2010 of a CEO succession plan that is approved by the Board. For more information regarding Mr. Ward’s employment agreement see “Agreements with Officers and Directors – Jonathan P. Ward”.

ServiceMaster did not grant stock options to any of the named executive officers in 2005. The following table contains information about SAR grants made to the named executive officers in 2005.

SAR Grants in 2005

Name	Number of Securities Underlying SARs Granted(#)(1)	% of Total SARs Granted to Employees in 2005	Base Price ($/Sh)	Expiration Date	Grant Date Value($)(2)
Jonathan P. Ward	190,000	9.03	13.44	02/10/15	532,000
Ernest J. Mrozek	112,500	5.35	13.44	02/10/15	315,000
Steven C. Preston	50,000	2.38	13.44	02/10/15	140,000
Mitchell T. Engel	50,000	2.38	13.44	02/10/15	140,000
Jim L. Kaput	50,000	2.38	13.44	02/10/15	140,000

(1)          Each SAR has a base price per share equal to the fair market value of our common stock on the grant date. Each SAR becomes exercisable incrementally in an amount equal to 20% of the SAR subject to the initial grant on each of the first five anniversaries of the grant date, which was February 11, 2005. Each SAR becomes fully exercisable upon a change in control.

(2)          We have used a lattice-based option pricing model to estimate the grant date fair value of the SARs set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing SARs. All stock option/SAR valuation models, including the binomial model, require a prediction about the future movement of the stock price. The actual value of the SARs in this table depends in part upon changes in the market price of stock during the applicable period. We used the following assumptions when calculating the grant date fair value of ServiceMaster SARs: range of expected volatility 27.66% to 47.56%; weighted-average volatility of 28.24%; expected life (in years) of six; dividend yield of 3.41%; risk-free rate in range of 2.98% to 4.65%; and the weighted-average risk-free rate of 4.06%.

Aggregated Option/SAR Exercises in 2005 and Year-End 2005 Option/SAR Values

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005 Exercisable/Unexercisable(#)	Value of Unexercised In-the-Money Options/SARs at December 31, 2005 Exercisable/Unexercisable($)(1)
Jonathan P. Ward	0	0	1,745,405/865,200	2,189,776/761,564
Ernest J. Mrozek	84,375	362,197	1,105,768/466,848	1,218,303/345,657
Steven C. Preston	0	0	1,112,783/314,065	1,220,646/245,431
Mitchell T. Engel	0	0	153,000/202,000	60,660/118,440
Jim L. Kaput	60,000	183,840	148,207/179,001	126,274/153,052

(1)          Based on the closing price of ServiceMaster stock of $11.95 on December 30, 2005.

Equity Compensation Plan Information

Except as described in the first footnote, the following table contains information, as of December 31, 2005, about ServiceMaster stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/SARs		Weighted Average Exercise Price of Outstanding Options/SARs		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	28,052,421		$12.4897		14,590,716	(1)
Equity compensation plans not approved by shareholders	2,712,939	(2)	$15.9644	(3)	0	(4)
Total	30,765,360				14,590,716

(1)          Includes shares available under the ServiceMaster 2003 Equity Incentive Plan, including up to 2,520,256 shares available for restricted stock awards, shares available under the ServiceMaster 2001 Directors Stock Plan (the “2001 Directors Stock Plan”), including up to 1,985,849 shares available for restricted stock awards; and 2,232,395 shares of available under the ServiceMaster 2004 Employee Stock Purchase Plan.

(2)          Includes options to purchase ServiceMaster stock issued in connection with ServiceMaster’s acquisition of American Residential Services, Inc. and LandCare USA, Inc., as well as options to purchase ServiceMaster common stock issued in connection with the merger of WeServeHomes.com into a wholly owned subsidiary of ServiceMaster. Upon the consummation of each of these transactions, each outstanding option to purchase common stock of the acquired company was converted into an option to purchase shares of ServiceMaster stock. ServiceMaster cannot grant any additional awards under the equity compensation plans pursuant to which the options that were converted were originally issued. The following table reflects information with respect to the options described in this footnote that were outstanding at December 31, 2005.

Transaction	Number of Option Shares	Weighted Average Exercise Price
American Residential Services	385,455	$40.399
LandCare USA	115,349	$16.0702
WeServeHomes.com	74,073	$13.8701

(3)          Does not reflect 120,700 shares issuable pursuant to the ServiceMaster Deferred Compensation Plan (the “Deferred Compensation Plan”) or 212,362 shares issuable pursuant to Directors Deferred Fees

Plan, because the concept of an exercise price is not meaningful under either plan. The material features of each plan are described below.

(4)          The Deferred Compensation Plan and the Directors Deferred Fees Plan do not contain a limit on the number of shares available thereunder. The material features of each plan are described below.

The material features of each of our equity compensation plans that was adopted without shareholder approval are described below:

Deferred Compensation Plan.   The Deferred Compensation Plan allows participants to defer the receipt of a portion of their compensation. Deferred compensation is credited to a bookkeeping account, where it is deemed invested in a variety of investment vehicles, including a share equivalent account. A share equivalent is a bookkeeping unit credit equivalent to one share of our common stock. Share equivalent balances are increased when we pay dividends on our common stock as if the dividend was reinvested in additional shares. Amounts deferred into a share equivalent account may not be transferred into other investment alternatives. Share equivalents are paid in shares of ServiceMaster common stock upon distribution. The share equivalent alternative was eliminated for future deferrals as of January 1, 2004.

Directors Deferred Fees Plan.   The Directors Deferred Fees Plan allows non-employee directors to defer receipt of a portion of their annual retainer. Deferred amounts are credited to a bookkeeping account, where it is deemed invested in a variety of investment vehicles, including a share equivalent account. A share equivalent is a bookkeeping unit credit equivalent to one share of our common stock. Share equivalent balances are increased when we pay dividends on our common stock as if the dividend was reinvested in additional shares. Amounts deferred into the share equivalent account may not be transferred into other investment alternatives. Share equivalents are paid in shares of ServiceMaster common stock upon distribution.

Certain Options

On March 16, 2001, Mr. C. William Pollard, who was Chairman at that time, was granted an option to purchase 250,000 shares of ServiceMaster common stock. The option has an exercise price of $10.52 per share. This option becomes exercisable incrementally equal to 20% of the shares subject to the initial grant on each of the first five anniversaries of the grant date, which was March 16, 2001.

On February 8, 2002, Mr. Ward was granted an option to purchase 425,000 shares of ServiceMaster common stock, of which 175,000 shares are not subject to a shareholder approved plan. The option has an exercise price of $13.83 per share. This option becomes exercisable incrementally in an amount equal to 20% of the shares subject to the initial grant on each of the first five anniversaries of the grant date, which was February 8, 2002.

Agreements with Officers and Directors

Jonathan P. Ward

In November 2004, after approval by our Compensation and Leadership Development Committee, ServiceMaster and Jonathan Ward, our Chairman and Chief Executive Officer, entered into an employment agreement. The term of the employment agreement ends on May 6, 2012, with automatic one-year renewals unless terminated by ServiceMaster or Mr. Ward. Mr. Ward receives an annual salary of not less than $750,000. Mr. Ward’s annual bonus target is 150% of his salary, with a maximum payout of 175% of his salary. Mr. Ward’s annual target payout under our Corporate Performance Plan (“CPP”) is not less than $700,000. The actual payouts under the annual bonus plan (“ABP”) and CPP are subject to satisfaction of performance criteria established by the Compensation and Leadership Development Committee. Mr. Ward receives those employee benefits which ServiceMaster makes available to its executives, including but not limited to medical, dental, accidental death and dismemberment, vision, life and disability insurance and four weeks paid vacation. ServiceMaster also pays club membership dues for Mr. Ward. In accordance with ServiceMaster’s policy, Mr. Ward may use the company plane for personal use unrelated to company business for which Mr. Ward recognizes taxable income in accordance with income tax regulations. Mr. Ward reimburses ServiceMaster for flight time in excess of fifty hours annually for reasons unrelated to company business. The reimbursement amount equals the amount of income Mr. Ward would otherwise recognize. Mr. Ward has agreed to non-competition and non-solicitation restrictions for a period of two years after his termination date.

If Mr. Ward’s employment with ServiceMaster is terminated by ServiceMaster without cause or by Mr. Ward for good reason, Mr. Ward will receive (1) accrued salary through the date of termination, (2) ABP and CPP bonus earned in the year immediately prior to the year in which the date of termination occurs (to the extent not previously paid), (3) two times highest annual base salary, (4) two times highest target annual bonus, (5) reimbursement of expenses and (6) continuation of employee benefits through the two-year anniversary of the termination date (but, subject to Federal continuation requirements, not after May 6, 2012). In the event Mr. Ward’s employment with ServiceMaster is terminated after his fifty-sixth birthday, the amount of his severance payments under (3) and (4) above will be reduced pro-rata until zero at May 6, 2012.

If Mr. Ward’s employment with ServiceMaster is terminated by ServiceMaster for cause or by Mr. Ward for any reason other than good reason, Mr. Ward will not receive the benefits set forth in (2), (3), (4) and (6) above, but will receive (1) accrued salary through the date of termination, (2) reimbursement of expenses and (3) in the event Mr. Ward’s employment is terminated by reason of death or disability, ABP and CPP bonus in the year immediately prior to the year in which the date of termination occurs (to the extent not previously paid). Additional information regarding Mr. Ward’s compensation is included under “Compensation and Leadership Development Committee Report on Executive Officer Compensation” and “Executive Officer Compensation”.

In connection with Mr. Ward entering into the employment agreement with ServiceMaster, Mr. Ward was granted 367,826 restricted stock units. The restricted stock units vest as to 91,956 restricted stock units on November 1, 2007, 91,956 restricted units on November 1, 2009, and 183,914 restricted units on (1) the termination of Mr. Ward’s employment on or after May 6, 2012 for any reason other than for cause and (2) Mr. Ward’s delivery to the Board after May 6, 2009 and prior to May 6, 2010 of a CEO succession plan that is approved by the Board.

Under the restricted stock unit award agreement, if Mr. Ward’s employment with ServiceMaster is terminated by reason of disability or death, all restricted stock units will become fully vested as of Mr. Ward’s termination date or date of death. If Mr. Ward’s employment with ServiceMaster is terminated by Mr. Ward prior to May 6, 2012 for good reason or by ServiceMaster for any reason other than for cause or disability of Mr. Ward, the number of restricted stock units that will be or become vested will be pro rated through the date of Mr. Ward’s termination of employment. If Mr. Ward’s employment with ServiceMaster is terminated for any reason other than death, disability, good reason or for cause, the portion of the restricted stock units which is not vested as of Mr. Ward’s termination date will be forfeited. On each date ServiceMaster pays a cash dividend to record owners of shares of common stock, Mr. Ward will be credited with unrestricted stock units equal in value to the amount of a dividend on an equivalent number of shares of common stock. ServiceMaster will issue to Mr. Ward shares of common stock equal to the number of vested stock units credited to Mr. Ward after his termination of employment for any reason.

Ernest J. Mrozek

In January 2004, Ernest Mrozek became President and Chief Financial Officer of ServiceMaster. ServiceMaster and Mr. Mrozek entered into an employment agreement, approved by our Compensation and Leadership Development Committee. Mr. Mrozek receives an annual salary of not less than $550,000. Mr. Mrozek’s annual bonus target is 100% of his salary. Mr. Mrozek’s annual target payout under our CPP is not less than $595,000 and his target annual equity-based compensation value must be consistent with his 2003 target value of $659,000. The actual payouts under the ABP and CPP are subject to satisfaction of performance criteria. The actual value of equity awards is subject to stock price performance and, if applicable, other performance criteria established by the Compensation and Leadership Development Committee. Mr. Mrozek receives those employee benefits which ServiceMaster makes available to its executives, including but not limited to medical, dental, accidental death and dismemberment, vision, life and disability insurance, four weeks paid vacation and the use of an automobile. ServiceMaster also pays club membership dues for Mr. Mrozek. In accordance with ServiceMaster’s policy, Mr. Mrozek may use the company plane for personal use unrelated to company business for which Mr. Mrozek recognizes taxable income in accordance with income tax regulations. Mr. Mrozek reimburses ServiceMaster for flight time in excess of twenty-five hours annually for reasons unrelated to company business. The reimbursement amount equals the amount of income Mr. Mrozek would otherwise recognize. Mr. Mrozek has agreed to non-competition and non-solicitation restrictions for a period of one year after his termination date.

If Mr. Mrozek’s employment with ServiceMaster is terminated on or prior to December 31, 2006, by ServiceMaster without cause or by Mr. Mrozek for any reason other than death or disability, Mr. Mrozek will receive (1) accrued salary through the date of termination, (2) two times highest base annual salary, (3) two times highest target annual bonus, (4) reimbursement of expenses, (5) vesting of all shares of restricted stock held as of the date of termination and (6) continuation of employee benefits through the two-year anniversary of the termination date.

If Mr. Mrozek’s employment with ServiceMaster is terminated on or prior to December 31, 2006, by ServiceMaster for cause or by reason of Mr. Mrozek’s death or disability, Mr. Mrozek will not receive the benefits set forth in (2), (3), (5) and (6) above, but will receive (1) accrued salary through the date of termination and (2) reimbursement of expenses.

Mitchell T. Engel

On April 1, 2002, Mitchell Engel became the Chief Marketing Officer of ServiceMaster. In accepting the position of Chief Marketing Officer, Mr. Engel was required to close down a successful consulting business. ServiceMaster and Mr. Engel entered into an employment agreement upon his acceptance of employment. Mr. Engel receives an annual salary of not less than $325,000. Mr. Engel’s annual bonus target is 100% of his salary. Mr. Engel was also granted an option to purchase 200,000 shares of common stock at an exercise price of $13.73. The option becomes exercisable incrementally in an amount equal to 20% of the shares subject to the initial grant on each of the first five anniversaries of the grant date, which was April 8, 2002.

If Mr. Engel’s employment with ServiceMaster is terminated on or after April 1, 2004 by ServiceMaster without cause, Mr. Engel will receive (1) an annual base salary in effect at the time of termination and ending on the one-year anniversary of the termination date, (2) one times target annual bonus for the termination year, (3) vesting of all equity awards through the one-year anniversary of the termination date, (4) full vesting of deferred compensation benefits, and (5) continuation of employee benefits.

Steven C. Preston

On March 1, 2006 ServiceMaster and Executive Vice President, Steven Preston, entered into a separation agreement approved by our Compensation and Leadership Development Committee. The agreement provides that Mr. Preston’s separation date will be the earlier of June 30, 2006, the acceptance of a fulltime position with another employer, and any mutually agreeable date prior to June 30, 2006. Mr. Preston’s change in control severance agreement (described below) will terminate on the separation date. In exchange for Mr. Preston’s agreement to non-competition and non-solicitation restrictions for a period of two years after the separation date, Mr. Preston will receive an amount equal to two times his current base salary and target bonus, or $2,010,400, less applicable tax withholdings. ServiceMaster will pay for continuation of Mr. Preston’s group medical insurance coverage during the 18-month eligibility period required under the Consolidated Omnibus Budget Reconciliation Act. All stock options and stock appreciation rights held by Mr. Preston on the separation date and which are exercisable on the separation date will remain exercisable for a period of up to six months after the separation date. All other stock options and stock appreciation rights will expire on the separation date. All shares of restricted stock held by Mr. Preston on the separation date will be forfeited on the separation date.

Change in Control Severance Agreements

ServiceMaster has entered into Change in Control Severance Agreements with each of the named executive officers and certain other officers. These agreements were a result of a determination by the Board that it was in the best interests of ServiceMaster and its shareholders to secure the continued service, dedication and objectivity of its officers in the event of a possible change in control of ServiceMaster.

A “change in control” includes (1) an acquisition by a person or group of 25% or more of ServiceMaster’s common stock (other than an acquisition from or by ServiceMaster or by a ServiceMaster benefit plan), (2) a change in a majority of the Board, (3) the consummation of a reorganization, merger or consolidation or sale of substantially all of ServiceMaster’s assets (unless stockholders receive 60% or more of the stock of the resulting company), or (4) a liquidation or dissolution of ServiceMaster.

Benefits are payable under the agreements only if a change in control has occurred and within two years after the change in control the officer’s employment is terminated for any reason other than by ServiceMaster for cause, by the officer without good reason or upon the officer’s death or disability. The benefits payable under the agreements with our named executive officers include a lump sum cash payment consisting of (1) three times the named executive officer’s highest base annual salary during the prior 12 months, and (2) three times the named executive officer’s target ABP and target CPP bonus for the year in which the change in control occurs. The named executive officer would also be entitled to: (1) his salary through the date of termination, (2) earned but unpaid ABP and CPP bonus in the year immediately prior to the year which the termination occurs, (3) a pro rated ABP and CPP bonus through the date of termination based upon the target bonus or award immediately prior to the change in control occurs, (4) a payout of previously deferred compensation, and (5) the value of any unvested employer contributions to the 401(k) Plan or the Deferred Compensation Plan. ServiceMaster must also maintain insurance on behalf of the named executive officer and his dependents for three years. The agreements provide that if payments thereunder subject the named executive officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, ServiceMaster will make an additional payment to the named executive officer equal to the excise tax on such payment.

The Change in Control Severance Agreements are not employment agreements, and do not impair the right of ServiceMaster to terminate the employment of the named executive officer with or without cause prior to a change in control.

Performance Graph

The following graph compares the five-year cumulative total return to our shareholders with the five-year cumulative return as determined under the Standard & Poor’s 500 Index and under the S&P 1500 Diversified Commercial & Professional Services Index.

Comparison of Five Year Cumulative Total Return
among ServiceMaster, the S&P 500 Index and the
S&P 1500 Diversified Commercial & Professional Services Index

	2000	2001	2002	2003	2004	2005
ServiceMaster	100	124.29	103.31	112.99	138.64	124.27
S&P500 Index	100	88.11	68.64	88.33	97.94	102.75
S&P 1500 Diversified Commercial and Professional Services Index	100	116.90	99.26	144.78	154.46	147.63

*$100 invested on 12/31/00 in stock or index – including reinvestment of dividends.

Certain Transactions and Relationships

Litigation Program

In 2005, ServiceMaster used the legal services of Hinshaw & Culbertson. Hinshaw & Culbertson serves as ServiceMaster’s primary counsel in our national litigation program for our general and automobile liability risks. Our national services require millions of service transactions at homes and businesses involving thousands of our employees and approximately 25,000 vehicles. Consequently, we elected in 2004 to manage our entire litigation program primarily through one law firm, Hinshaw & Culbertson, that had served as one of our casualty program law firms since 1987. Total fees paid to Hinshaw & Culbertson for 2005 in connection with our national litigation program were approximately $3.1 million. Donald Mrozek, Esq., Chairman of Hinshaw & Culbertson, is the brother of Ernest Mrozek, our President and Chief Financial Officer. Hinshaw & Culbertson served as one of our casualty program law firms prior to Ernest Mrozek’s becoming employed by ServiceMaster.

Item 4 – Shareholder Proposal Regarding Annual Election of Directors

Mr. Nick Rossi, a shareholder, has submitted a letter to ServiceMaster requesting that the proposal set forth below be submitted to our shareholders for consideration at the 2006 annual meeting. Mr. Rossi has stated that he or someone acting on his behalf intends to introduce the following proposal at the meeting. Mr. Rossi’s address is P.O. Box 249, Boonville, CA 95415. The Board of Directors is not making a voting recommendation regarding this proposal for the reasons set forth below the proposal.

In accordance with applicable rules of the Securities and Exchange Commission, we have set forth Mr. Rossi’s proposal below, for which ServiceMaster accepts no responsibility:

Elect Each Director Annually

RESOLVED:   Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This would include that our director elections completely transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if this is practicable.

The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.

Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

66% Yes-Vote

Thirty-three (33) shareholder proposals on this topic achieved an impressive 66% average yes vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

The reason to take the above RESOLVED step is reinforced by viewing our overall corporate governance vulnerability. For instance in 2005 it was reported (and corresponding concerns are noted):

•       We had no Independent Chairman – Independent oversight concern.

•       Shareholders were only allowed to vote on individual directors once in 3-years – Accountability concern.

•       An awesome 80% shareholder vote was required to make certain key changes – Entrenchment concern.

•       Cumulative voting was not permitted.

•       Our complete Board met only 7-times in a full year.

This list reinforces the reason to adopt the initial RESOLVED statement of this proposal.

Our directors should feel comfortable with this proposal because our unopposed directors typically need only one vote for election – out of hundreds of millions of shares.

In response to a 2004 shareholder proposal, submitted under rules similar to this proposal, ServiceMaster terminated its poison pill on February 24, 2005 and our company continues to be free from a poison pill.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:

In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

“Take on the Street” by Arthur Levitt

Elect Each Director Annually
Yes on 4

ServiceMaster’s Response

Statement of the Board of Directors

The Board has considered the proposal set forth above relating to the annual election of directors and has determined not to oppose the proposal and to make no voting recommendation to shareholders. The Board recognizes that staggered terms for directors is a topic of current interest and believes that there are valid arguments in favor of, and in opposition to, classified boards. The Board would like to present this proposal to our shareholders to allow our shareholders the opportunity to express their views on this subject without being influenced by any recommendation that the Board might make.

This proposal is not binding on ServiceMaster. If the shareholders approve the proposal at the 2006 annual meeting, the Board will review the appropriateness of our classified board structure and determine whether it is in the best interests of ServiceMaster and our shareholders to maintain a classified board.

The Board is neither opposing nor supporting this proposal and makes no voting recommendation to shareholders.

Item 5 – Shareholder Proposal Regarding Report on the Discontinuance of the Use of Lawncare Pesticides

Green Century Capital Management, Inc., (Green Century) a shareholder, has submitted a letter to ServiceMaster requesting that the proposal set forth below be submitted to our shareholders for consideration at the 2006 annual meeting. Green Century has stated that it or someone acting on its behalf intends to introduce the following proposal at the meeting. Green Century’s address is 29 Temple Place, Suite 200, Boston, MA 02111. The Board of Directors opposes this shareholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the shareholder proposal unless shareholders specify a contrary choice in their proxies.

In accordance with applicable rules of the Securities and Exchange Commission, we have set forth Green Century’s proposal below, for which ServiceMaster accepts no responsibility:

Report on the Discontinuance of the Use of Lawncare Pesticides

Whereas:

Our Company is built on a strong ethical foundation, beginning with the Company’s Objectives: Honor God in All We Do; Excel with Customers; Help People Develop; Grow Profitably;

These objectives should be reflected in Company policies that show reverence for life, that honor the natural world, and that take great care to bring no harm to any person, including our customers, our employees, our vendors’ employees, or others;

Whereas:

The use of synthetic pesticides that are potentially harmful to people, animals, and the environment is contrary to these principles and ultimately harmful to our business;

One analysis of a standard TruGreen Chemlawn customer receipt showed that of the 32 pesticides available for use by its residential lawncare service: 17 included possible carcinogens, 9 included known or suspected reproductive toxicants, 11 included known or suspected endocrine disrupting chemicals, and 13 included chemicals banned or restricted for use by other countries (http://toxicsaction.org/issues.htm);

Exposure to toxic chemicals such as these may be particularly harmful to infants, children, pregnant women, the elderly, and to developing fetuses;

Employees of the Cintas Corporation who handle laundry items from TruGreen Chemlawn have complained of ill health effects often associated with pesticide exposure, including headaches, rashes, and blurred vision (http://uniformjustice.com/servicemaster.asp);

Whereas:

The use of pesticides is an increasing matter of concern among the American public. Increasing numbers of states and localities in the U.S. are enacting restrictions on use of pesticides;

TruGreen Chemlawn has been targeted for a consumer boycott in the United States because of its use of pesticides;

Seventy municipalities in Canada have banned the use of lawncare pesticides. Our Company recently reported reduced customer retention in Canada due partly to “tightened application regulations in certain markets;”

Whereas:

TruGreen Chemlawn offers Organic and Natural lawncare services in some parts of the United States;

The TruGreen Chemlawn website states that “We want our customers to have complete information about the products being used, their purpose and any special precautions to consider, because we know that knowledge brings comfort,” and yet the website does not list the pesticides used by TruGreen Chemlawn and does not provide Material Safety Data Sheets for the chemicals contained in these products.

ServiceMaster’s Environmental Stewardship Principles state that “Our Board of Directors will audit the effectiveness of and our compliance with the ServiceMaster environmental stewardship principles,” and “We will commit human and financial resources to carrying out policies, procedures, and programs which enable us to meet our environmental stewardship responsibilities.”

Therefore Be It Resolved that the ServiceMaster board shall prepare a report, at reasonable expense and omitting proprietary information, on the feasibility and implications of a policy to discontinue the use of synthetic pesticides at TruGreen Chemlawn, instead substituting natural and non-toxic lawncare services. The report shall discuss the impact of such a policy on our customers, our employees, and the employees of companies providing services to us, and shall be available one year from the 2006 annual meeting date.

Statement of the Board of Directors

The Board has considered the proposal set forth above relating to the preparation of a report on the feasibility and implication of a policy to discontinue the use of synthetic pesticides at TruGreen ChemLawn and has determined to oppose the proposal.

ServiceMaster has policies and procedures that address the environmental, health, and safety risks of its employees, customers, and our communities and tens of millions of property owners understand the usefulness and benefits of synthetic pesticides. All of ServiceMaster’s products meet the standards of the Environmental Protection Agency (“EPA”) and the EPA completes an extensive review, including the risks of exposure, prior to registration of each pesticide. Further, the products ServiceMaster utilizes meet rigorous criteria established by ServiceMaster scientists and an independent board-certified toxicologist; some of which may exceed the EPA standards. ServiceMaster continues to research and assess new products and methods to apply such products including alternatives to synthetic pesticides.

This proposal is not binding on ServiceMaster.

The Board recommends a vote AGAINST the adoption of this proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. To our knowledge, all required reports were filed on time; however, the Form 3 for J. Patrick Spainhour did not report shares owned through a trust. An amended Form 3 was subsequently filed.

Shareholder Proposals and Other Business

The 2007 Annual Meeting of Shareholders is expected to be held on May 4, 2007. In order to be considered for inclusion in our proxy materials for the 2007 annual meeting, a shareholder proposal must be received at our principal executive offices at 3250 Lacey Road, Suite 600, Downers Grove, IL 60515 by November 23, 2006. In addition, our Bylaws establish an advance notice procedure for shareholder proposals to be brought before our annual meeting of shareholders, including proposed nominations of persons for election to the Board. A shareholder proposal or nomination intended to be brought before the 2007 annual meeting must be delivered to the Corporate Secretary no earlier than the close of business on January 19, 2007 and no later than the close of business on February 18, 2007. All proposals and nominations should be directed to Sandra Groman, Corporate Secretary, The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, IL 60515.

The Board and our management have not received notice of and are not aware of any business to come before the 2006 annual meeting other than the items we refer to in this proxy statement. If any other matter comes before the annual meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

We have mailed our 2006 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our Form 10-K excluding certain exhibits, please contact the Corporate Secretary at the following address: The ServiceMaster Company, 3250 Lacey Road, Suite 600, Downers Grove, IL 60515.

Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. If you vote promptly, we may be able to avoid the expense of a second mailing.

By order of the Board of Directors,
Sandra L. Groman
Vice President and Corporate Secretary

Appendix A

THE SERVICEMASTER COMPANY

ServiceMaster Corporate Performance Plan

Section 1: General

1.1   Establishment of the Plan.   The ServiceMaster Company, a Delaware corporation (the “Company”), hereby establishes the ServiceMaster Corporate Performance Plan as set forth herein (the “Plan”).

1.2   Purpose.   The purpose of the Plan is to provide, in lieu of a supplemental defined contribution or defined benefit plan to key employees of the Company and its Affiliates, a retirement benefit the payment of which is linked to the achievement of performance goals established by the Committee relating to consolidated pre-tax income.

1.3   Effective Date.   The Plan is effective as of January 1, 2006 (the “Effective Date”), subject to the approval of the stockholders of the Company at the Company’s 2006 annual meeting.

1.4   Duration.   Subject to the approval of the stockholders of the Company, the Plan shall become effective as of the Effective Date and remain in effect from year to year thereafter, unless the Plan is terminated by the Board.

1.5   Administration of the Plan.   Subject to the general authority of the Board, the Plan shall be administered by the Committee. The Committee shall, subject to the terms of the Plan, interpret the Plan and the application thereof, and establish rules and regulations it deems necessary or desirable for the administration of the Plan. All such interpretations, rules and regulations shall be final, binding and conclusive absent manifest error.

Section 2: Definitions

2.1   Definitions.   Whenever used in the Plan, the following terms shall have the meanings set forth below.

“Actual Pre-Tax Income” means the Company’s actual consolidated pre-tax income for any Plan Year as determined by GAAP and reflected on the Company’s audited financial statements; provided, that extraordinary or unusual items of a non-recurring nature shall be excluded.

“Actual Total Payment” means the actual total amount of the payment in respect of any Plan Year as determined by the Committee.

“Actual Unit Payment” means, for any Plan Year, the Actual Total Payment in respect of that Plan Year divided by 10,000.

“Affiliate” means any business entity in which 50% or more of the equity interests are owned, directly or indirectly, by the Company.

“Board” means the Board of Directors of the Company.

“CEO” means the Chief Executive Officer of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in Section 1.1 and includes any successor entity.

“Committee” means the Compensation and Leadership Development Committee of the Board.

“Effective Date” has the meaning set forth in Section 1.2.

“GAAP” means United States generally accepted accounting principles.

“Participant” means a person who has been selected to participate in the Plan for any Plan Year.

“Performance Percentage” has the meaning set forth in Section 4.2.

“Plan” has the meaning set forth in Section 1.1.

“Plan Year” means each calendar year.

“Target Pre-Tax Income” means, for any Plan Year, the target established by the Committee for that Plan Year, of the Company’s budgeted consolidated pre-tax income for that Plan Year as determined by GAAP; provided, that extraordinary or unusual items of a non-recurring nature shall be excluded.

“Target Total Payment” means, for any Plan Year, the target total amount, calculated as a percentage of the Company’s Target Pre-Tax Income for that Plan Year as determined by GAAP, which the Committee establishes as the total target payment to Participants for that Plan Year.

“‘Target Unit Payment” means, for any Plan Year, the Target Total Payment in respect of that Plan Year divided by 10,000.

“Units” has the meaning set forth in Section 3.2.

Section 3: Participants

3.1   Participants.   Officers and other key employees of the Company and its Affiliates are eligible to participate in the Plan. Executive officers of the Company may participate in the Plan as determined by the Committee after considering the recommendation of the CEO. Subject to the authority of the Board and the Committee, the CEO may determine all other participants in the Plan.

3.2   Participation Units.   Participation in the Plan shall be determined on the basis of Participation Units (“Units”). For this purpose, up to 10,000 Units may be allocated among the designated Participants with respect to any Plan Year. If and to the extent that there are less than 10,000 total Units allocated to Participants for any Plan Year, the difference between 10,000 and the number of Units which are allocated to Participants shall be deemed to be allocated to the Company.

3.3   Effect of Termination of Employment.   Unless otherwise determined by the Committee as to the executive officers of the Company or the CEO as to all other Participants, if a Participant’s employment with the Company or an Affiliate terminates for any reason, the Units then allocated to such Participant shall be immediately forfeited.

3.4   Modification or Elimination of Units.   During any Plan Year, the Committee with respect to executive officers of the Company, and the CEO as to all other Participants, may adjust downward the number of Units previously allocated to a Participant or cancel all Units previously allocated to a Participant, provided that any such adjustment shall not result in an increase in any other Participant’s participation or interest in the Plan. Any such action shall be effective from and after the date of such adjustment. Units which are reduced or canceled pursuant to this Section 3.4 shall be deemed to be allocated to the Company for the remainder of that Plan Year.

Section 4: Plan Calculations

4.1   General Principle.   The calculation of the Actual Total Payment and the Actual Unit Payment for any Plan Year will be determined by the ratio of the Actual Pre-Tax Income for that Plan Year to Target Pre-Tax Income for that Plan Year. A failure to attain Target Pre-Tax Income will result in an Actual Total Payment and Actual Unit Payment which is less than the Target Total Payment and Target Unit Payment for that Plan Year; conversely, attaining or exceeding Target Pre-Tax Income will result in an Actual Total Payment and Actual Unit Payment which equals or exceeds the Target Total Payment and Target Unit Payment for that Plan Year. Notwithstanding the foregoing, the Committee with respect to executive officers of the Company and the CEO with respect to all other Participants, may, in its or the CEO’s sole discretion, exercise negative discretion to reduce the Actual Total Payment or, with respect to one or more Participants, the Actual Unit Payment.

4.2   Calculation of Performance Percentage, Actual Total Payment and Actual Unit Payment.   Subject to Section 5, the Actual Total Payment and the Actual Unit Payment which is earned in respect of any Plan Year shall be determined as follows:

(a)    The ratio of Actual Pre-Tax Income to Target Pre-Tax Income shall be determined and expressed as a percentage rounded to the nearest one-tenth (the “Performance Percentage”).

(b)   The Target Total Payment shall be multiplied by the Performance Percentage to determine the Actual Total Payment earned for that Plan Year; provided, however, that if the Performance Percentage is less than 80%, the Actual Total Payment shall be zero and, if the Performance Percentage equals or exceeds 120%, the Actual Total Payment shall be limited to 120% of the Target Total Payment. The Actual Unit Payment shall be calculated after determining the Actual Total Payment.

4.3   Example.   (1) For Plan Year 2007, the Committee sets the Target Pre-Tax Income at $400,000,000. The Committee also sets the Target Total Payment at $7,000,000, which is 1.75% of Company’s Target Pre-Tax Income for Plan Year 2007.

4.4   (2) The Actual Pre-Tax Income for Plan Year 2007 is $420,000,000. The Performance Percentage is 105%, which is the ratio of Actual Pre-Tax Income to Target Pre-Tax Income. The Actual Total Payment is $7,350,000, which is the product of the Performance Percentage multiplied by the Target Total Payment for Plan Year 2007.

Section 5: Payment of Awards

5.1   Annual Payments.   The computations described in Section 4 shall be made as promptly as practicable after the Plan Year by management of the Company. The Actual Total Payment and the payments made to executive officers, if any, shall be approved by the Committee. Payments shall be made not later than March 15th of the year following a Plan Year. In no event shall any Participant receive a payment in excess of $1,000,000 for any Plan Year.

5.2   Tax Withholding.   The Company shall have the right to reduce each payment made under the Plan by the amount which the Company is required to withhold from payments made under the Plan in respect of Federal, state, local or other taxes.

Section 6: Amendment, Modification and Termination

6.1   Amendment, Modification and Termination.   The Board may alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation.

Section 7: General Provisions

7.1   Binding Effect.   All obligations of the Company under this Plan with respect to awards granted shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

7.2   No Right of Participation or Employment.   No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company and its Affiliates or affect in any manner the right of the Company and its Affiliates to terminate the employment of any person at any time without liability hereunder.

7.3   Severability.   If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had never been set forth herein.

7.4   Governing Law.   The Plan, and all agreements hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.5   Designation of Beneficiaries.   If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death or disability. Such beneficiary or beneficiaries shall be entitled to receive the Participant’s award(s) in the event of the Participant’s death or disability. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee.

The ServiceMaster Company

Proxy for Annual Meeting of Shareholders—May 5, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints S. L. Groman and J. L. Kaput, or either of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of The ServiceMaster Company to be held in Chicago, Illinois, on May 5, 2006, at 8:00 am., Central Time, and at any or all adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote, if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business properly coming before the meeting.

If not marked to the contrary, this Proxy will be voted “FOR” Proposals 1, 2 and 3, and “AGAINST” Proposal 5.  If Proposal 4 is not marked, then this Proxy will not be voted on this proposal.

IMPORTANT: This Proxy must be signed and dated on the reverse side. On the reverse of this card are instructions on how to vote your shares regarding Proposals 1, 2, 3, 4 and 5 by telephone or Internet. Your vote is recorded as though you had mailed in your proxy card.

THE SERVICEMASTER COMPANY

Mark this box with an X if you have made changes to your name or address details above.

A              Election of Directors

1.               The Board of Directors recommends a vote FOR the listed nominees.

For	Withhold

01 – Eileen A. Kamerick

02 – J. Patrick Spainhour

03 – David K. Wessner

B.             Issues

The Board of Directors recommends a vote FOR proposals 2 and 3 and AGAINST proposal 5.   The Board of Directors is not making a recommendation on proposal 4.

For	Against	Abstain

2.               Approve the Corporate Performance Plan.

3.               Ratify the appointment of Deloitte & Touche LLP as Independent Auditors.

4.               Shareholder proposal regarding Annual Election of Directors.

5.               Shareholder proposal regarding Report on Discontinuance of the Use of

Lawncare Pesticides.

C.            Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE:  Please sign your name(s) EXACTLY as your name (s) on this proxy.  All joint holders must sign.  When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide you FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

VOTE YOUR SHARES BY TELEPHONE OR INTERNET

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

THE SERVICEMASTER COMPANY encourages you to take advantage of the two convenient ways to vote your shares.  Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.  To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE

Call toll-free 1-888-221-0698 in the United States or Canada any time on a touch tone telephone.  There is NO CHARGE to you for the call.

Enter the 6-digit Control Number located above.

TO VOTE BY INTERNET

Go to the following website: www.computershare.com/us/proxy

Enter the information requested on you computer screen, including your Control Number located above.

Follow the simple instructions on the screen.

If you vote by telephone or Internet, DO NOT mail back the proxy card.

 Proxies submitted by telephone or Internet must be received by 1:00 a.m., Central Time, May 5, 2006.

THANK YOU FOR VOTING!